SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------

                            SCHEDULE 14A INFORMATION
                    PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. ____)

Filed by the Registrant                         [X]
Filed by Party other than the Registrant        [ ]

Check the appropriate box:

[ ]   Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]   Definitive Proxy Statement
[ ]   Definitive Additional Materials
[ ]   Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12


                             LIFERATE SYSTEMS, INC.
                (Name of Registrant as Specified In Its Charter)

                 -----------------------------------------------
                   (Name of Person(s) Filing Proxy Statement,
                          if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]   No fee required.

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      1     Title of each class of securities to which transaction applies: ___
            ___________________________________________________________________

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            ___________________________________________________________________

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            pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ____
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      5     Total fee paid: ___________________________________________________


[ ]   Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1     Amount Previously Paid: ___________________________________________

      2     Form, Schedule or Registration Statement No.: _____________________

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      4     Date Filed: _______________________________________________________




                               1997 ANNUAL MEETING


                             LIFERATE SYSTEMS, INC.
                              7210 METRO BOULEVARD
                             EDINA, MINNESOTA 55439


Dear Shareholder:

You are cordially invited to attend the 1997 Annual Meeting of Shareholders of LifeRate Systems, Inc. The meeting will be held on Thursday, May 22, 1997, at 10:00 a.m., local time, at The Decathlon Club, 1700 East 79th Street, Bloomington, Minnesota.

We suggest that you carefully read the enclosed Notice of Annual Meeting and Proxy Statement.

We hope you will be able to attend the Annual Meeting. Whether or not you plan to attend, we urge you to complete, sign, date and return the enclosed proxy card in the enclosed envelope in order to make certain that your shares will be represented at the Annual Meeting.

                                             Very truly yours,



                                             David D. Koentopf
                                             CHAIRMAN OF THE BOARD OF DIRECTORS


April 24, 1997




                          PLEASE SIGN, DATE AND RETURN
                           THE ENCLOSED PROXY PROMPTLY
                         TO SAVE THE COMPANY THE EXPENSE
                           OF ADDITIONAL SOLICITATION




                             LIFERATE SYSTEMS, INC.
                              7210 METRO BOULEVARD
                             EDINA, MINNESOTA 55439
                              ---------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                             TO BE HELD MAY 22, 1997
                              ---------------------

TO THE SHAREHOLDERS OF LIFERATE SYSTEMS, INC.:

         The Annual Meeting of Shareholders of LifeRate Systems, Inc. (the "Company") will be held on Thursday, May 22, 1997, at 10:00 a.m., local time, at The Decathlon Club, 1700 East 79th Street, Bloomington, Minnesota, for the following purposes:

         1. To elect eight directors to serve for the ensuing year or until their successors are elected and qualified.

         2. To consider and act upon a proposal to amend the Company's Amended and Restated Articles of Incorporation to increase the number of the Company's authorized shares of common stock from 10,000,000 shares to 20,000,000 shares.

         3. To consider and act upon a proposal to ratify the selection of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 1997.

         4. To transact such other business as may be properly brought before the Annual Meeting or any adjournment thereof.

         Only shareholders of record as shown on the books of the Company at the close of business on April 17, 1997 will be entitled to vote at the Annual Meeting or any adjournment thereof.


                                             By Order of the Board of Directors




                                             Michel A. LaFond
                                             SECRETARY

April 24, 1997




                             LIFERATE SYSTEMS, INC.
                              7210 METRO BOULEVARD
                             EDINA, MINNESOTA 55439

                               PROXY STATEMENT FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 22, 1997
                            -------------------------


                                  INTRODUCTION

         The Annual Meeting of Shareholders of LifeRate Systems, Inc. (the "Company") will be held on Thursday, May 22, 1997, at 10:00 a.m., local time, at The Decathlon Club, 1700 East 79th Street, Bloomington, Minnesota, or at any adjournment thereof, for the purposes set forth in the Notice of Meeting.

         A proxy card is enclosed for your use. You are solicited on behalf of the Board of Directors to SIGN, DATE AND RETURN THE PROXY CARD IN THE ACCOMPANYING ENVELOPE. No postage is required if mailed within the United States. The cost of soliciting proxies, including the preparation, assembly and mailing of the proxies and soliciting material, as well as the cost of forwarding such material to the beneficial owners of the Company's common stock, no par value (the "Common Stock"), will be borne by the Company. Directors, officers and regular employees of the Company may, without compensation other than their regular compensation, solicit proxies by telephone, telegraph or personal conversation. The Company may reimburse brokerage firms and others for expenses in forwarding proxy material to the beneficial owners of Common Stock.

         Any proxy given pursuant to this solicitation and received in time for the Annual Meeting will be voted in accordance with the instructions given in such proxy. Any shareholder giving a proxy may revoke it any time prior to its use at the Annual Meeting by giving written notice of such revocation to the Secretary of the Company. Written notice of revocation may be given prior to the Annual Meeting, or a shareholder may appear at the Annual Meeting and give written notice of revocation prior to use of the proxy.

         The Company expects that this Proxy Statement, the Proxy and Notice of Meeting will first be mailed to shareholders on or about April 24, 1997.


                                VOTING OF SHARES

         Only holders of Common Stock of record at the close of business on April 17, 1997 will be entitled to vote at the Annual Meeting. On April 17, 1997, the Company had 3,819,708 shares of Common Stock outstanding, each such share entitling the holder thereof to one vote on each matter to be voted on at the Annual Meeting. Holders of shares of Common Stock are not entitled to cumulative voting rights.

         The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Annual Meeting (1,909,855 shares) is required for a quorum for the transaction of business. In general, shares of Common Stock represented by a properly signed and returned proxy card will be counted as shares present at the Annual Meeting for purposes of determining a quorum, without regard to whether the card reflects votes withheld from director nominees or abstentions (or is left blank) or reflects a "broker non-vote" on a matter (i.e., a card returned by a broker on behalf of its beneficial owner customer that is not voted on a particular matter because voting instructions have not been received and the broker has no discretionary authority to vote).

         The election of a nominee for director and each of the other proposals described in this Proxy Statement require the approval of a majority of the shares present and entitled to vote in person or by proxy on that matter (and at least a majority of the minimum number of votes necessary for a quorum to transact business at the meeting). Shares represented by a proxy card in which authority is withheld from the election of a director nominee or voted as abstaining on any of the other proposals will be treated as shares present and entitled to vote that were not cast in favor of a particular matter, and thus will be counted as votes against that matter. Shares represented by a proxy card including any broker non-votes on a matter will be treated as shares not entitled to vote on that matter, and thus will not be counted in determining whether that matter has been approved.

         Shares of Common Stock represented by properly executed proxy cards will be voted in accordance with the choices specified therein. Proxies that are signed by shareholders but that lack any voting instructions will be voted in favor of the election as directors of the nominees for director listed in this Proxy Statement, in favor of the other proposals described in this Proxy Statement and, with respect to any other business that may properly come before the Annual Meeting, according to the judgment of the proxies named on the proxy card.


                              ELECTION OF DIRECTORS
                                   PROPOSAL 1

NOMINATION

         The Bylaws of the Company provide that the Board shall consist of the number of directors as established by the Shareholders (subject to the authority of the Board of Directors to increase or decrease the number of directors as permitted by law). The Shareholders will be asked to elect eight directors of the Company at the Annual Meeting.

         The Board of Directors has nominated eight persons, each of whom are named below, to be elected at the Annual Meeting. If elected, such individuals will serve until the next Annual Meeting of Shareholders or until their successors are duly elected and qualified. All of the nominees are members of the present Board of Directors and were elected at the 1996 Annual Meeting of Shareholders.

         The Board recommends a vote FOR the election of each of the nominees listed below. The election of a nominee requires the affirmative vote of a majority of the shares of Common Stock voting in person or by proxy for directors at the Annual Meeting. If, prior to the Annual Meeting, the Board should learn that any nominee will be unable to serve by reason of death, incapacity or other unexpected occurrence, the proxies that would have otherwise been voted for such nominee will be voted for a substitute nominee as selected by the Board. Alternatively, the proxies may, at the Board's discretion, be voted for such fewer number of nominees as results from such death, incapacity or other unexpected occurrence. The Board has no reason to believe that any of the nominees will be unable to serve at the time of the Annual Meeting. Except as described below, there are no arrangements or understandings between any nominee and any other person pursuant to which such nominee was selected.

         Daniel A. Pelak was elected by the Board in connection with the purchase by Medtronic, Inc. of 600,000 shares of the Company's Common Stock in December 1995. Pursuant to the Investment Agreement, under which Medtronic purchased such shares, Medtronic has the right to designate one person for election to the Board, and Mr. Pelak is Medtronic's designee. Pursuant to a Shareholder Voting Agreement, dated December 26, 1995, Paul Benson, an officer of the Company, has agreed to vote his shares of Common Stock of the Company for a person designated by Medtronic to be a director of the Company. See "Certain Transactions." Mr. Chorske was elected a director in connection with the Employment Agreement between the Company and Mr. Chorske. See "Compensation and Other Benefits - Employment Agreements."

         While Mr. Chorske currently intends to resign his position as the Company's President and Chief Executive Officer in May 1997, he intends to continue serving as a director if he is elected at the Annual Meeting. The Company is currently engaged in an executive search for a new Chief Executive Officer.

INFORMATION ABOUT NOMINEES

         The following information has been furnished to the Company by the respective nominees for director.


NAMES OF NOMINEES            AGE                  PRINCIPAL OCCUPATION              DIRECTOR SINCE
-----------------            ---                  --------------------              --------------
David D. Koentopf            54       Private Investor and Business Consultant           1993

William W. Chorske           60       President and Chief Executive Officer of           1996
                                      the Company

Stanley R. Cowle             73       Consultant to Piper Jaffray, Inc.                  1993

William D. Knopf, M.D.       42       Practicing Cardiologist with the Atlanta           1994
                                      Cardiology Group, P.C.

Daniel A. Pelak              45       Vice President, Cardiovascular Marketing of        1996
                                      Medtronic, Inc.

Kevin L. Roberg              45       Chief Executive Officer of ValueRx, Inc.           1995

Carl J. Schramm, Ph.D.       50       President of Greenspring Advisors, Inc.            1995

Donald C. Wegmiller          58       President of Management Compensation               1993
                                      Group/HealthCare

OTHER INFORMATION ABOUT NOMINEES

         DAVID D. KOENTOPF. Mr. Koentopf has been Chairman of the Board since April 24, 1996 and has been a director of the Company since December 1993. From April 24, 1996 until April 29, 1996, Mr. Koentopf also served as interim Chief Executive Officer of the Company. Mr. Koentopf is a member of the board of directors for HealthSystem Minnesota, the parent company of Methodist Hospital and Park Nicollet Clinic. He is also chairman of the board of Everest Medical Corporation and serves as a director of Arden Industrial Products, Inc. and Intranet Solutions, Inc. Mr. Koentopf's career includes serving in several executive capacities for Lifetouch Inc., most recently as President from 1986 to 1992. From 1979 to 1985, he served as president and chief executive officer of Steiger Tractor Inc.

         WILLIAM W. CHORSKE. Mr. Chorske has been the President and Chief Executive Officer and a director of the Company since May 1, 1996. From 1987 until joining the Company, Mr. Chorske was employed by Medtronic, Inc., since 1995 as Senior Vice President with responsibility for special projects. He served as Medtronic's Chief Financial Officer from 1987 to 1991 and was President of Medtronic Europe from 1991 to 1995.

         WILLIAM D. KNOPF, M.D. Dr. Knopf has been a director of the Company since November 1994. Dr. Knopf was the Executive Vice President of Clinical Affairs of the Company from December 1995 until August 1996 and currently acts as a consultant and advisor to the Company primarily with respect to clinical matters. He is a practicing cardiologist with The Atlanta Cardiology Group, P.C. and has been director of the cardiac catheterization laboratory at Dunwoody Medical Center, Atlanta, since 1993. From 1987 to 1993, he was medical director of the cardiac transplant program at St. Joseph's Hospital in Atlanta where he also served as director of the cardiac catheterization lab from 1990 to 1993. In 1993, Dr. Knopf was one of the founders of the National Cardiovascular Network. Dr. Knopf received his undergraduate and medical degrees from Emory University, and he completed his internship and residency at the University of Texas Southwestern Medical School Affiliated Hospitals. He also completed a fellowship in cardiology at Emory University School of Medicine Affiliated Hospitals and the Stanford University Heart Transplant Program.

         STANLEY R. COWLE. Mr. Cowle has been a director since December 1993. Mr. Cowle is currently a consultant to Piper Jaffray, Inc. where he worked for 11 years, most recently as executive vice president-chief administrative officer. Prior to joining Piper Jaffray, Mr. Cowle held the position of Hennepin County (Minnesota) administrator for 27 years. He is currently the vice chairman of Allina Health Systems and serves on the board of directors of Fidelity Bank and Exchange Resources, Inc. He has served as chairman of the board of directors for HealthSpan Health Systems Corporation, a health care provider organization, and he also has served as chairman of Metropolitan Medical Center, Metropolitan-Mount Sinai Medical Center, HealthOne Corporation and The Minneapolis Foundation. He has been appointed to two presidential commissions. During the Nixon administration, he studied comprehensive health care and under President Ford he participated in defining the role of the National Science Foundation.

         DANIEL A. PELAK. Mr. Pelak has been a director of the Company since January 1996. Mr. Pelak is currently a Vice President of Medtronic Inc., a multi-national medical device manufacturer. He has been with Medtronic Inc. since 1976 and has held several key managerial positions. Mr. Pelak served as the Vice President and General Manager of the Nortech Division of Medtronic from 1988 to 1992, and he is currently Vice President of Cardiovascular Marketing at Medtronic. Mr. Pelak was elected to the Board as the designee of Medtronic. See "Certain Transactions."

         KEVIN L. ROBERG. Mr. Roberg has been a director of the Company since October 1995. He is currently the Chief Executive Officer of ValueRx, Inc., which markets a patient-focused medication management system developed by the Mayo Clinic. He was previously president of EBP Western HealthPlans, a subsidiary of Employee Benefit Plans, Inc. He also was president of PIMRExtra, EBP's managed pharmacy division. Prior to joining EBP, Mr. Roberg was president and earlier vice president and chief operating officer of the Self-Funded and Private Label division of Diversified Pharmaceutical Services. Mr. Roberg has more than 20 years experience in the health care and insurance industries.

         CARL J. SCHRAMM, PH.D. Mr. Schramm has been a director of the Company since January 1995. He is currently President of Greenspring Advisors, Inc. a strategic consulting firm. From 1993 to 1995, he was Executive Vice President of Fortis, Inc., a diversified insurance services company and was President of Fortis Integrated Health Partnerships. From 1987 to 1992, he served as President of the Health Insurance Association of America. Previously, he was a Professor of Health Finance at Johns Hopkins University and founded its Center for Hospital Finance and Management. In 1985, he organized Health Care Investment Analysts, Inc., a health care data services firm. He currently serves on the board of directors and the Compensation Committee of HCIA, Inc. and he has also served as Chairman of the Maryland Health Services Cost Review Commission. He is a fellow of the New York Academy of Medicine and serves on the Board of Trustees of the Milbank Memorial Fund.

         DONALD C. WEGMILLER. Mr. Wegmiller has been a director of the Company since December 1993. Mr. Wegmiller has been a health care executive for 30 years, currently as President of Management Compensation Group/HealthCare, an executive and physician compensation authority for health care organizations. From 1978 to 1993, he was employed by HealthSpan Health Systems (formerly Health One Corporation), serving as President and Chief Executive Officer. Mr. Wegmiller has held numerous offices in state and national health care associations, serves on the boards of Medical Graphics, Possis Medical, Inc., G.D. Searle & Co., Minnesota Power and Light Company, InPhyNet Medical Management and HBO & Co. and is currently a director of the National Committee for Quality Healthcare. Mr. Wegmiller has been a White House staff assistant for three presidents. He was appointed in 1989 by Health and Human Services Secretary Louis Sullivan, M.D., to a 12-member advisory council on Social Security, a quadrennial commission organized to examine issues affecting Social Security, including the Medicare and Medicaid programs.

ADDITIONAL INFORMATION ABOUT THE BOARD OF DIRECTORS

         During 1996, the Board of Directors met six times and took action by written consent seven times. All of the nominees attended more than 75% of the meetings of the Board that occurred while they were members of the Board, except Kevin Roberg, who attended 67% of the meetings that occurred while he was a member of the Board. During 1996, the committees of the Board consisted of the Finance/Audit Committee and the Stock Option Committee. In April 1996, the Audit and Finance Committees were combined into the Finance/Audit Committee.

         As of December 31, 1996, the Finance/Audit Committee consisted of David Koentopf, Stanley Cowle, Daniel Pelak, Kevin Roberg and Donald Wegmiller. The Finance/Audit Committee has responsibility for the Company's accounting, auditing, operating and reporting practices, reviewing the Company's annual financial statements and the selection and work of the Company's independent auditors and the adequacy of the Company's internal controls and has responsibility for reviewing, and making recommendations to the Board relating to the capital structure and financing of the Company. During 1996, the Finance/Audit Committee met formally two times.

         As of December 31, 1996, the Stock Option Committee consisted of Stanley Cowle, Daniel Pelak and Donald Wegmiller. The Compensation Committee has responsibility for administering the Company's 1993 Stock Option Plan and Employee Stock Purchase Plan. Although this committee did not formally meet during 1996, it took action by written consent seven times.

DIRECTOR COMPENSATION

         The Company does not pay fees to non-employee directors of the Company, other than the Chairman of the Board. The Company generally reimburses directors who are not full-time employees of the Company for out-of-pocket expenses incurred while attending Board or committee meetings. In 1996, no director other than the Chairman of the Board received any cash compensation for services as a director in 1996.

         David Koentopf received $51,500 in compensation in 1996 for acting as Chairman of the Board. Mr. Koentopf served as interim Chief Executive Officer from April 24, 1996 to April 29, 1996 but received no additional compensation for such services.

         The Board of Directors has granted certain directors who are not full-time employees of the Company options to purchase 13,333 shares of Common Stock upon such directors' initial election to the Board. The directors who have each been granted such an option are Stanley R. Cowle, William Knopf, M.D., David D. Koentopf, Carl J. Schramm and Donald Wegmiller. These options generally vest at the rate of one-third of the number of shares covered by such option on December 31 of each of the first three years following such director's election to the Board, provided that such director has continuously served on the Board. The options have an exercise price equal to the fair market value of one share of Common Stock on the date of grant with respect to shares for which such options vest in the first year and equal to the fair market value on January 1 of the year in which subsequent installments of the options vest. In April 1996, William W. Chorske and Kevin Roberg were each granted an option to purchase 13,333 shares of Common Stock at an exercise price equal to the fair market value of one share of Common Stock on the date of grant. These options were exercisable with respect to one-third of such shares on the date of grant and become exercisable with respect to one-third of such shares on each of the first two anniversaries of the date of grant. All of the foregoing options are exercisable for a period of five years from their date of grant.

         In July 1996, the Company entered into a settlement agreement and a consulting agreement with William Knopf, M.D., in connection with which he was granted an option to purchase 50,000 shares of Common Stock at an exercise price equal to the fair market value of one share of Common Stock on the date of grant. See "Certain Transactions."


          PRINCIPAL SHAREHOLDERS AND BENEFICIAL OWNERSHIP OF MANAGEMENT

         The following table sets forth information regarding the beneficial ownership of the Common Stock of the Company as of March 5, 1997, unless otherwise indicated, by (a) each shareholder who is known by the Company to own beneficially more than 5% of the outstanding Common Stock, (b) each director,
(c) each executive officer named in the Summary Compensation Table below under the heading "Compensation and Other Benefits -- Summary of Cash and Certain Other Compensation" and (c) all directors and executive officers of the Company as a group.

                                                   SHARES OF COMMON STOCK
                                                    BENEFICIALLY OWNED(1)
                                             -----------------------------------
NAME AND ADDRESS OF BENEFICIAL OWNER         AMOUNT             PERCENT OF CLASS
------------------------------------         ------             ----------------

Medtronic Inc.                              600,000                   15.7%
  7000 Central Avenue N.E.
  Minneapolis, MN  55432

David D. Koentopf                            13,333 (2)                 *

William W. Chorske                           70,555 (3)(4)            1.8%

Stanley R. Cowle                             15,332 (2)                 *

William D. Knopf, M.D.                       52,732 (3)(5)            1.3%

Daniel A. Pelak                                   0 (6)                 0

Kevin L. Roberg                               8,888 (3)                 *

Carl J. Schramm                              13,333 (2)(7)              *

Donald C. Wegmiller                          13,999 (2)                 *

Thomas Niccum                                17,332 (8)                 *

Paul D. Benson                               97,667                   2.6%

David W. Haskin                             180,000                   4.4%

All Directors and Executive
Officers as a Group (9 persons)             305,504 (6)(7)(9)         8.0%

------------------------
* Less than 1% of the outstanding shares

(1) Unless otherwise noted, all of the shares are held by individuals possessing sole voting and dispositive power with respect to the shares shown. Shares not outstanding, but deemed beneficially owned by virtue of the right of a person or member of a group to acquire them within 60 days, are treated as outstanding only when determining the amount and percent owned by such person or group.

(2) Includes 13,333 shares that such director has the right to acquire within 60 days pursuant to the exercise of stock options.

(3) Includes 8,888 shares that such director has the right to acquire within 60 days pursuant to the exercise of stock options.

(4) Includes 61,667 shares that Mr. Chorske has the right to acquire within 60 days pursuant to the exercise of stock options.

(5) Includes 7,334 shares that Dr. Knopf has the right to acquire within 60 days pursuant to the exercise of stock options. Includes 26,666 shares owned by Atlanta Cardiology Group P.C. deemed beneficially owned by Dr. Knopf. See "Certain Transactions."

(6) Does not include any shares beneficially owned by Medtronic, Inc. Mr. Pelak is an employee of Medtronic and its designee for election to the Board of Directors.

(7) Does not include 16,666 shares beneficially owned by Mr. Schramm's spouse as to which shares Mr. Schramm disclaims beneficial ownership.

(8) Includes 6,666 shares that Mr. Niccum has the right to acquire within 60 days pursuant to the exercise of stock options. Does not include 100 shares owned by Mr. Niccum's spouse as to which shares Mr. Niccum disclaims beneficial ownership.

(9) Includes 167,887 shares that all directors and executive officers as a group have the right to acquire within 60 days pursuant to the exercise of stock options.


                         COMPENSATION AND OTHER BENEFITS

         The following table sets forth the total compensation for each of the last three fiscal years awarded to or earned by the Chief Executive Officer of the Company and each of the Company's four most highly compensated executive officers whose total compensation exceeded $100,000 in 1996 (the "Named Executive Officers").

                                               SUMMARY COMPENSATION TABLE

                                                                                        LONG TERM
                                                   ANNUAL COMPENSATION                 COMPENSATION
                                      ---------------------------------------------    ------------
                                                                                        SECURITIES
                                                                       OTHER ANNUAL     UNDERLYING      ALL OTHER
NAME AND PRINCIPAL POSITION           YEAR     SALARY       BONUS      COMPENSATION       OPTIONS      COMPENSATION
---------------------------           ----     ------       -----      ------------       -------      ------------
William W. Chorske(1)                1996      $166,667      --          $20,000          75,000            --
    PRESIDENT AND CHIEF  EXECUTIVE
    OFFICER

David D. Koentopf(2)                 1996        --          --          $51,500            --              --
    CHAIRMAN AND FORMER INTERIM
    CHIEF EXECUTIVE OFFICER

David W. Haskin(3)                   1996       $63,636      --             --              --              --
    FORMER CHIEF EXECUTIVE OFFICER   1995      $125,000      --             --              --              --
                                     1994       $90,000      --             --              --              --

Bruce Klein(4)                       1996       $95,833    $40,000          --            40,000            --
    FORMER CHIEF FINANCIAL OFFICER

Paul D. Benson                       1996       $95,000    $20,000          --              --              --
    SENIOR VICE PRESIDENT,           1995       $75,000    $20,000          --              --              --
    STRATEGIC BUSINESS DEVELOPMENT   1994       $75,000      --             --              --              --

Thomas Niccum(5)                     1996       $91,688    $25,000          --              --              --
    VICE PRESIDENT, PRODUCT          1995       $47,187   $100,000          --            10,000         $9,450(6)
    DEVELOPMENT

------------------------

(1)      William W. Chorske became Chief Executive Officer on May 1, 1996.

(2) David D. Koentopf served as interim Chief Executive Officer of the Company from April 24, 1996 until April 29, 1996, but received no additional compensation for such service. The amounts shown in the table reflect Mr. Koentopf's compensation for serving as Chairman of the Board, a position he assumed on April 24, 1996.

(3)      David W. Haskin resigned as Chief Executive Officer on April 24, 1996.

(4) Bruce Klein became Chief Financial Officer in March 1996 and resigned such position effective January 1997.

(5) Thomas Niccum became an employee of the Company in June 1995. Prior to such time he provided services to the Company as an independent contractor.

(6) Represents consulting fees paid to Mr. Niccum for services rendered prior to his becoming an employee of the Company in June 1995.


OPTION GRANTS AND EXERCISES IN 1996

         The following tables provide information for the year ended December 31, 1996 as to individual grants and exercises of options to purchase shares of the Company's Common Stock by each of the Named Executive Officers of the Company.

                                  OPTION GRANTS IN LAST FISCAL YEAR

                                                   INDIVIDUAL GRANTS
                      -------------------------------------------------------------------------
                                              PERCENT OF TOTAL
                      NUMBER OF SECURITIES    OPTIONS GRANTED TO     EXERCISE OR
                       UNDERLYING OPTIONS    EMPLOYEES IN FISCAL      BASE PRICE     EXPIRATION
NAME                     GRANTED (#)(1)              YEAR               ($/Sh)          DATE
----                  --------------------   -------------------     -----------     ----------
William W. Chorske           75,000                 21.2%               $9.375         4/29/06
David D. Koentopf              --                     --                  --             --
David W. Haskin                --                     --                  --             --
Bruce Klein                  40,000                 11.3%               $9.375         1/97(2)
Paul D. Benson                 --                     --                  --             --
Thomas Niccum                  --                     --                  --             --

------------------------

(1) All options were granted under the Company's 1993 Stock Option Plan and are subject to the terms of such plan. Such options vest at the rate of one-third of the shares covered by such options on the date of grant and each of the first two anniversaries of the date of grant, provided that such individuals continue to provide services to the Company. Upon a defined "Change in Control" of the Company, all outstanding Options become immediately exercisable in full and will remain exercisable for the remainder of their terms regardless of whether the holder remains in the employ or service of the Company or any subsidiary. A "Change in Control" of the Company for purposes of the 1993 Stock Option Plan includes (i) the sale, lease, exchange or other transfer of all or substantially all of the assets of the Company to a corporation that is not controlled by the Company, (ii) the approval by the Company's shareholders of any plan or proposal for the liquidation or dissolution of the Company, (iii) the acquisition by any person, directly or indirectly, of 50% of more of the Company's Common Stock, or (iv) any change in control of the Company of a nature that would be required to be reported pursuant to Section 13 or 15(d) of the Exchange Act, whether or not the Company is then subject to such reporting requirements.

(2)      Expired upon Mr. Klein's departure from the Company in January 1997.

                                AGGREGATED OPTION EXERCISES IN
                           LAST FISCAL YEAR AND FY-END OPTION VALUES

                            NUMBER OF UNEXERCISED         VALUE OF UNEXERCISED IN-THE-MONEY
                          OPTIONS AT FY-END (#)(1)            OPTIONS AT FY-END ($)(2)
                         ----------------------------     ---------------------------------
NAME                     (EXERCISABLE/ UNEXERCISABLE)        (EXERCISABLE/ UNEXERCISABLE)
----                     ----------------------------     ---------------------------------
William W. Chorske               4,444/70,556                             0/0
David D. Koentopf                  13,333/0                            $1,111/0
David W. Haskin                      0/0                                  --
Bruce Klein                     13,333/26,667                             0/0
Paul D. Benson                       0/0                                  --
Thomas Niccum                    6,666/3,334                              0/0

------------------------

(1) The exercise price may be paid in cash or, in the Stock Option Committee's discretion, in shares of the Company's Common Stock valued at fair market value on the date of exercise.

(2) Based on the closing bid price on December 31, 1996 of $3.25, as reported by the Nasdaq SmallCap Market System.

EMPLOYMENT AGREEMENTS

         Effective May 1, 1996, the Company and William W. Chorske entered into a one-year employment agreement, which provides for the employment of Mr. Chorske as the Company's President and Chief Executive Officer. The agreement provides for an annual base salary of $250,000. In addition, the Company granted Mr. Chorske an option (not under any formal plan of the Company) to purchase 61,667 shares of Common Stock at a price of $9.375 per share, which will become exercisable in full upon completion of one year of employment. Mr. Chorske will also be paid a bonus upon termination of the agreement equal to the amount, if any, by which the "value" of the foregoing option is less than $150,000. For purposes of the agreement, the "value" of the foregoing option is equal to 50,000 (which represents a portion of the shares subject to the foregoing option) multiplied by the difference between the average of the closing bid prices of the Company's Common Stock in the twenty-business day period preceding termination of the agreement and the exercise price of the option. In the event that Mr. Chorske terminates the agreement for "good reason" following a change in control of the Company, Mr. Chorske is entitled to receive his base salary for the remaining term of the agreement and the bonus that would otherwise be payable. In consideration for his service as a director, the Company also granted Mr. Chorske an option under the Company's 1993 Stock Option Plan to purchase 13,333 shares of Common Stock at price of $9.375, which is currently exercisable with respect to one-third of such shares and will become exercisable with respect to one-third of such shares on each of the first two anniversaries of his election as a director, provided that Mr. Chorske remains a director of the Company. The agreement also requires Mr. Chorske to assign to the Company any inventions related to the Company's business and to keep the Company's proprietary information confidential. Mr. Chorske is also prohibited from competing with the Company for a period of two years following termination of his employment with the Company.

         All employees of the Company, including executive officers, have signed agreements that prohibit disclosure of confidential information to anyone outside of the Company both during and after employment and provide that any inventions or other works of authorship relating to or resulting from the employee's work for the Company will be the exclusive property of the Company.

                              CERTAIN TRANSACTIONS

         From May 1994 through December 1995, Clinical Sales and Services, Inc. ("CSSI") provided sales and marketing services to the Company. Donna Edmonds, a former officer and director of the Company, Jeffrey Comer, a former officer of the Company, and William Knopf, M.D., a director of the Company, were principals of CSSI at the time CSSI was performing services for the Company. Under the 1994 agreement, the Company issued 10,666 shares of Common Stock (which had a fair market value of $3.00 per share based on the price at which the Company had sold shares in a private offering) to CSSI for services rendered from May through December 1994. The Company also sold CSSI 33,332 shares pursuant to the exercise of an option at a price of $3.00 per share for a total purchase price of $100,000 in December 1994. Beginning November 1, 1994, the Company agreed to pay CSSI commissions for certain sales by CSSI. In September 1995, the Company entered into a Sales and Marketing Services Agreement with CSSI, which replaced the 1994 agreement, under which the Company agreed to pay CSSI a business development fee of $30,000 per month, subject to adjustment upon agreement of the parties, until certain sales levels were met, a 20% commission on system sales to medical practice groups, a 15% commission on system sales to other customers, and a 15% commission on recurring revenues after the first year of the sale, payable for longer of (a) 5 years or (b) the term of the CSSI agreement. In addition, the Company agreed to make a $100,000 equity investment in CSSI, granted certain individuals affiliated with CSSI options to purchase an aggregate of 100,000 shares of Common Stock at a price of $5.875 per share (including options for 30,000 shares to Donna Edmonds, 29,000 shares to Jeffrey Comer and 11,000 shares to William Knopf) and paid $86,000 to CSSI shareholders for their income tax liability related to the distribution of Common Stock of the Company to such individuals. In 1994, the Company did not pay CSSI any cash compensation, although it did reimburse CSSI approximately $108,000 for expenses. In 1995, the Company paid or accrued a total of approximately $1,650,000 for services provided by CSSI (approximately $1,311,000 in fees and approximately $339,000 for expenses reimbursed or paid on behalf of CSSI).
In 1996, the Company did not pay or accrue any fees for services by CSSI.

         In September 1994, The Atlanta Cardiology Group, P.C. ("ACG") and the Company entered into an agreement for the joint development of practice guidelines and clinical outcomes for cardiology, under which ACG agreed to pay the Company a fee for system design and implementation and ACG was to receive royalties on sales of the cardiology system over the next ten years. During 1995, the Company paid (or accrued) $150,000 for all services rendered by ACG and the Company received $50,000 in revenues from the sale of products and services to ACG. In early 1996, the Company and ACG agreed to restructure their relationship. Among other things, the Company agreed to pay ACG a royalty equal to 10% of gross sales of the Company's cardiology system and a 2% royalty on all database sales. In 1996, the Company received no revenues from ACG and accrued $60,052 in fees to ACG for all services rendered in 1996, including royalties under the prior agreement. In March 1997, the Company entered into an agreement with ACG to replace the prior agreements. Under the revised agreement, the Company issued a convertible subordinated note to ACG in the principal amount of $2,250,000, maturing on April 1, 2002. The note accrues interest at a rate of 10% per annum, and interest is payable at the rate of 5% per year, with the balance of accrued interest payable at the maturity date. Up to $2,000,000 of the principal amount of the note is convertible by ACG into shares of Common Stock at the rate of $3.60 per share. As long as the note is outstanding, ACG has the right to designate an individual to attend all board meetings. William
D. Knopf, M.D., a practicing cardiologist and partner in ACG, is a director of the Company.

         On December 26, 1995, the Company entered into an Investment Agreement and a License and Development Agreement with Medtronic, Inc. and a Shareholder Voting Agreement with Medtronic, Inc. and certain shareholders of the Company. Pursuant to the Investment Agreement, the Company privately sold to Medtronic 600,000 shares of its Common Stock at a price of $8.00 per share for a total price of $4.8 million. The Company granted to Medtronic certain rights to receive additional shares if the Company sells shares of Common Stock during the next 12 months at a price per share less than $8.00, certain rights of first refusal to purchase capital stock and assets of the Company and to develop or commercialize the Company's technology in one or more fields other than the cardiovascular and neurological fields, certain rights to have shares of the Company held by Medtronic and certain assignees of Medtronic registered for sale to the public and the right to designate one (1) person to be nominated and elected to the Board of Directors of the Company. Daniel A. Pelak, a Vice President of Medtronic, was elected to the Company's Board in January 1996 as Medtronic's designee under this agreement. Pursuant to the License and Development Agreement, the Company granted to Medtronic a 30-year world-wide, fully paid, royalty free license granting Medtronic certain rights relating to the sale and use of the Company's system in the cardiovascular and neurological fields. In addition, the Company agreed to install the System at certain clinical sites specified by Medtronic on a preferred pricing basis, to install the System at one site specified by Medtronic at no cost to Medtronic and to engage with Medtronic in certain joint development of products and systems. Under the Shareholder Voting Agreement, David Haskin, Donna Edmonds, Jeffrey Comer and Paul Benson agreed to vote their shares of common stock of the Company for the person designated by Medtronic to be a member of the Board of Directors of the Company.

         In July 1995, the Company entered into an agreement with Anthony P. Furnary, M.D., an advisor to the Company, under which the Company acquired certain software developed by Dr. Furnary and agreed to pay royalties to Dr. Furnary initially equal to 7.5% of gross revenues. Dr. Furnary also received an option to purchase 26,000 shares of Common Stock at an exercise price of $4.50 per share. In 1995, the Company paid no royalties to Dr. Furnary under this agreement. In 1996, the Company accrued $46,169 in royalties, of which amount $10,000 has been paid to Dr. Furnary. In March 1997, the Company and Dr. Furnary modified this agreement. Under the terms of the modified agreement, beginning in 1999 (or sooner if the Company reaches $20,000,000 of cumulative revenues) the Company will pay royalties in the amount of 3% on all gross revenues (as defined in the agreement) up to $100,000,000, and thereafter, 3.6% on all gross revenues. The existing royalty rate of 7.5% of gross revenues remained in place through March 31, 1997. In addition, among other things, under the modification the Company has agreed (i) to make certain milestone payments totaling $450,000 when the Company reaches certain revenue levels; (ii) to issue options to Dr. Furnary, for services previously rendered to the Company, to purchase 550,000 shares of the Company's common stock at an exercise price of $2.625 per share and to reprice outstanding options to purchase 36,333 shares held by Dr. Furnary to $2.625 per share (which represents the closing price of the Company's stock on the date the Company and Dr. Furnary reached agreement in principle on the modification agreement); (iii) to enter into a consulting agreement with Dr. Furnary; and (iv) to appoint Dr. Furnary to the Company's board of directors within 90 days. The consulting agreement, which has an initial term of five years, with two-year renewal rights upon mutual agreement, provides that Dr. Furnary will provide consulting services to the Company in the area of system design and development as the Senior Advisor and System Architect for an annual fee of $100,000. The agreement also contains agreements by Dr. Furnary relating to confidentiality and non-competition.

         In February 1996, the Company entered into a Separation Agreement and Release with each of Donald B. Olson and Merry M. Olson. Under the terms of the agreements the Olson's each resigned all offices and directorships held with the Company. Also, the Company and each of the Olsons granted to each other mutual releases of all claims and potential claims. Pursuant to the terms of their agreement, the Company agreed to pay each of the Olsons severance payments in the amount of $5,000 per month and COBRA benefits until April 30, 1997. In connection with the separation agreements, the Company granted certain registration rights to the purchasers of 330,342 shares of Common Stock of the Company previously owned by the Olsons.

         In June 1996, the Company entered into an agreement with David W. Haskin, formerly the Chief Executive Officer of the Company, whose employment with the Company terminated effective April 24, 1996. Pursuant to the terms of this agreement, the Company agreed to pay or reimburse Mr. Haskin up to $10,000 per year for premiums on health insurance coverage for himself and his spouse until Mr. Haskin reaches age 65. In addition, the Company agreed to use its reasonable efforts to cause the release of shares owned by Mr. Haskin from the "cheap stock" escrow with the Commissioner of Commerce for the State of Minnesota and certain lock-up arrangements with Miller, Johnson & Kuehn, Inc. and granted Mr. Haskin certain registration rights with respect to certain shares of the Company's Common Stock. The Company and Mr. Haskin also executed mutual releases of any and all claims relating to Mr. Haskin's employment by the Company or the termination of his employment.

         In June 1996, the Company entered into an agreement with Jeffrey B. Comer, a former executive officer of the Company, whose employment with the Company terminated effective April 24, 1996. Pursuant to the terms of this agreement, the Company entered into a consulting agreement with Mr. Comer, pursuant to which Mr. Comer provided consulting services for a period of six months and received an aggregate of $160,000 for such consulting services. The consulting agreement also included a covenant against competition for 12 months following the expiration of the term of the consulting agreement, which occurred on December 1, 1996. In addition, Mr. Comer received an option to purchase 51,000 shares of the Company's common stock for an exercise price per share equal to the fair market value per share on the date of such grant, which was $8.625 per share, and the Company granted him certain registration rights with respect to certain shares owned or subject to options held by Mr. Comer. The Company and Mr. Comer also executed mutual releases of any and all claims relating to Mr. Comer's employment by the Company or the termination of his employment.

         In September 1996, the Company entered into an agreement with William
D. Knopf, M.D., a director of the Company, relating to the termination of Dr. Knopf's employment by the Company. Pursuant to this agreement, the Company entered into a consulting agreement with Dr. Knopf, under which Dr. Knopf has agreed to provide certain consulting and advisory services to the Company and will receive an annual consulting fee of $60,000. The consulting agreement also includes a covenant against competition for 12 months following the expiration of the term of the consulting agreement, which expires by its terms on September 1, 1997. In addition, Dr. Knopf received an option to purchase 50,000 shares at an exercise price equal to the fair market value on the date of grant, which was $6.625 per share. This option was exercisable with respect to one-third of such shares on the date of grant and will become exercisable with respect to one-third of such shares on each of the first two anniversaries of the date of grant. The option is exercisable for a period of ten years from the date of grant. The Company and Dr. Knopf also executed mutual releases of any and all claims relating to Dr. Knopf's employment by the Company or the termination of his employment.

         In September 1996, the Company entered into an agreement with Donna J. Edmonds, a former director and executive officer of the Company, whose employment with the Company terminated effective April 24, 1996. Pursuant to such agreement, the Company agreed to pay Ms. Edmonds an aggregate of $190,000 and granted Ms. Edmonds an option to purchase 80,000 shares of the Company's common stock, at an exercise price of $5.00 per share, which was the closing bid price on September 12, 1996. This option is exercisable for a period of ten years following the date of grant. The Company and Ms. Edmonds also agreed to execute a stipulation of dismissal with prejudice to resolve the then pending litigation brought by Ms. Edmonds against the Company and the Company and Ms. Edmonds also executed mutual releases of any and all other claims relating to Ms. Edmonds' employment by the Company or the termination of her employment.


                 PROPOSAL TO AMEND THE ARTICLES OF INCORPORATION
             TO INCREASE THE AUTHORIZED COMMON STOCK OF THE COMPANY
                                   PROPOSAL 2

INTRODUCTION

         At present, the Articles of Incorporation of the Company authorize the issuance of 10,000,000 shares of Common Stock, no par value. As of April 17, 1997, 3,819,708 shares of the Company's authorized shares of Common Stock were issued and outstanding and 6,180,292 shares were authorized but unissued. Of the 6,180,292 shares of Common Stock that were authorized and unissued, 2,287,395 shares are reserved for issuance pursuant to outstanding options, warrants and other convertible securities of the Company. Accordingly, as of April 17, 1997, there were 3,892,897 shares of Common Stock available for issuance or sale by the Company other than those issuable as described above.

         The Board of Directors has unanimously proposed that the Company's Articles of Incorporation be amended to increase the authorized number of shares of common stock from 10,000,000 to 20,000,000 and that this amendment should be presented to the Company's shareholders at the Annual Meeting. If this amendment is approved by the shareholders, 13,892,897 shares of Common Stock will be authorized for issuance and unreserved immediately after the Annual Meeting. The number of shares of preferred stock authorized under the Amended and Restated Articles of Incorporation, which is currently 1,000,000 shares, will not be changed by this amendment. At the Annual Meeting, the shareholders of the Company are being asked to approve this amendment.

PURPOSE AND EFFECTS OF THE PROPOSED AMENDMENT

         The Board of Directors believes that it is necessary and desirable to increase the number of shares of Common Stock the Company is authorized to issue to give the Board additional flexibility to declare stock splits or dividends, adopt additional future employee benefit plans, make acquisitions through the use of stock and raise equity capital. The Company will be required to raise additional capital in the second quarter in order to continue operations and it currently expects to complete a private sale of Common Stock to raise such capital. The Board of Directors has no other immediate plans, understandings or agreements or commitments to issue additional shares of Common Stock for any of these purposes, except for the one planned financing discussed above and except as permitted or required by outstanding options, warrants, convertible securities and additional options which may be granted from time to time under the 1993 Stock Option Plan. The flexibility inherent in having the authority to issue shares of Common Stock will, in the opinion of the Board of Directors, be advantageous to the Company in any negotiations involving the issuance of such stock. If the shareholders failed to approve the proposed amendment and authorization of the additional shares of Common Stock were deferred until a specific need existed, the time and expense required in connection with obtaining the necessary shareholder action for each proposed issuance could deprive the Company of flexibility that the Board of Directors believes will result in the most efficient use of such shares. If this proposed amendment is adopted, no additional action or authorization by the Company's shareholders will be necessary prior to the issuance of such additional shares, unless required by applicable law or regulation, or unless deemed desirable or advisable by the Board of Directors.

         If adopted, the proposal will not, by itself, have any effect on the rights of holders of presently issued and outstanding shares of Common Stock. Under the Company's Amended and Restated Articles of Incorporation, the shareholders of the Company do not have preemptive rights with respect to the Common Stock. Thus, should the Board of Directors elect to issue additional shares of Common Stock, existing shareholders would not have any preferential rights to purchase such additional shares of Common Stock.

         Although the Board of Directors is proposing this amendment to the Company's Amended and Restated Articles of Incorporation for the reasons stated above, the amendment could, under certain circumstances, discourage or make more difficult an attempt by a person or organization to gain control of the Company by tender offer or proxy contest, or to consummate a merger or consolidation with the Company after acquiring control, and to remove incumbent management, even if such transactions were favorable to the shareholders of the Company. Issuance of shares of Common Stock in a private placement to a person sympathetic to management and opposed to any attempt to gain control of the Company could make a change in control of the Company more difficult. Accordingly, this proposal to amend the Company's Amended and Restated Articles of Incorporation may be deemed (under certain circumstances which may or may not occur) to be an anti-takeover measure. However, the proposal is not being presented as an anti-takeover measure.

PROPOSED RESOLUTION

         A resolution in substantially the following form will be submitted to the shareholders at the Annual Meeting:

         RESOLVED, that the second sentence of Article III of the Company's Amended and Restated Articles of Incorporation is amended in its entirety to read as follows:

                  "The total number of shares of all classes of capital stock which the Corporation shall be authorized to issue is 21,000,000, consisting of 20,000,000 shares of common stock and 1,000,0000 shares of preferred stock."

         RESOLVED FURTHER, that the appropriate officers of the Company are authorized and directed to make, execute, acknowledge and file such certificates and documents as may be required by law with respect to the foregoing resolutions.

BOARD OF DIRECTORS' RECOMMENDATION

         The Board of Directors recommends a vote FOR approval of this amendment. The affirmative vote of the holders of a majority of shares of Common Stock of the Company present in person or by proxy at the Annual Meeting, assuming a quorum is present, is necessary for approval. Unless a contrary choice is specified, proxies solicited by the Board of Directors will be voted FOR the approval of this amendment.


                        SELECTION OF INDEPENDENT AUDITORS
                                   PROPOSAL 3

         The Board of Directors has approved the selection of Ernst & Young LLP as independent auditors to make an examination of the accounts of the Company for the fiscal year ending December 31, 1997, and to perform other appropriate accounting services. Ernst & Young LLP has acted as independent auditors of the Company since December 1994.

         Although it is not required to do so, the Board of Directors wishes to submit the selection of Ernst & Young LLP to the shareholders for ratification. The Board recommends a vote FOR ratification of Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 1997. Unless a contrary choice is specified, proxies solicited by the Board will be voted FOR the ratification of Ernst & Young LLP If the selection of Ernst & Young LLP is not ratified, the Board of Directors will reconsider its selection.

         The Company has requested and expects a representative of Ernst & Young LLP to be present at the Annual Meeting to make a statement if he or she so desires and to respond to appropriate questions.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who beneficially own more than 10% of the Company's Common Stock, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Directors, executive officers and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company during the year ended December 31, 1996, the Company's directors, executive officers and greater than 10% shareholders complied with all applicable Section 16(a) filing requirements.

                      PROPOSALS FOR THE NEXT ANNUAL MEETING

         Shareholder proposals intended to be presented in the proxy materials relating to the next Annual Meeting of Shareholders must be received by the Company on or before December 25, 1997.

                                 OTHER BUSINESS

         The Company knows of no business that will be presented for consideration at the Annual Meeting other than that described in this Proxy Statement. As to other business, if any, that may properly come before the Annual Meeting, it is intended that proxies solicited by the Board will be voted in accordance with the judgment of the person or persons voting the proxies.

                                  ANNUAL REPORT

         A copy of the Company's Annual Report to Shareholders for the fiscal year ended December 31, 1996, accompanies this Notice of Annual Meeting and Proxy Statement. The Annual Report describes the financial condition of the Company as of December 31, 1996 and includes the Company's Annual Report on Form 10-KSB (exclusive of exhibits).

                                             David D. Koentopf
                                             CHAIRMAN OF THE BOARD OF DIRECTORS




LIFERATE SYSTEMS, INC.
7210 Metro Boulevard                                                       PROXY
Edina, Minnesota 55439
--------------------------------------------------------------------------------

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                             LIFERATE SYSTEMS, INC.

         The undersigned hereby appoints David D. Koentopf and William W. Chorske, and each of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated below, all the shares of common stock of LifeRate Systems, Inc. held of record by the undersigned on April 17, 1997, at the Annual Meeting of Shareholders to be held on May 22, 1997 or any adjournment thereof.


1.     ELECTION OF DIRECTORS:

       [ ]  FOR all nominees listed below      [ ]  AGAINST all nominees listed
            (except as marked to the contrary       below
            below)

       (INSTRUCTION: TO VOTE AGAINST ANY INDIVIDUAL NOMINEE, STRIKE A LINE
                 THROUGH THAT NOMINEE'S NAME IN THE LIST BELOW.)

               David D. Koentopf, William W. Chorske, Stanley R. Cowle,
      William D. Knopf, M.D., Daniel A. Pelak, Kevin L. Roberg, Carl J. Schramm,
                                 Donald C. Wegmiller

2. PROPOSAL TO AMEND THE COMPANY'S ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK.

               [ ]  For           [ ]  Against          [ ] Abstain

3. PROPOSAL TO RATIFY THE SELECTION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS OF THE COMPANY.

               [ ]  For           [ ]  Against          [ ] Abstain

4. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.


       THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES LISTED IN
                   PROPOSAL 1 AND FOR PROPOSALS 2 AND 3 ABOVE.


                          (Please Sign on Reverse Side)


THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL PROPOSALS AND WILL GRANT AUTHORITY TO VOTE FOR ALL NOMINEES NAMED IN PROPOSAL 1 ABOVE. Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.



                                        Date: ___________________________, 1997.


                                        ________________________________________
                                        Signature


                                        ________________________________________
                                        Signature if held jointly

                                        ________________________________________




                                        ----------------------------------------

                                        PLEASE MARK, SIGN, DATE AND RETURN THE
                                        PROXY CARD PROMPTLY USING THE ENCLOSED
                                        ENVELOPE, WHICH REQUIRES NO POSTAGE IF
                                        MAILED IN THE UNITED STATES.

                                        ----------------------------------------